UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2018

Sphere 3D Corp.
(Exact name of registrant as specified in its charter)

Ontario, Canada	001-36532	98-1220792

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

895 Don Mills Road,
Bldg. 2, Suite 900	M3C 1W3
Toronto, Ontario

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(858) 571-5555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).
Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard Transfer of Listing.

On November 12, 2018, Sphere 3D Corp. (the “Company”) received a letter (the “Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company no longer complies with the minimum stockholders’ equity requirement under NASDAQ Listing Rule 5550(b)(1) for continued listing on The NASDAQ Capital Market because the Company’s stockholders’ equity of $707,000 as reported in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, is below the required minimum of $2.5 million, and as of the date of the Letter, the Company does not meet the alternatives of market value of listed securities or net income from continuing operations.

In accordance with NASDAQ Listing Rules, the Company has 45 calendar days, or until December 27, 2018, to submit a plan to regain compliance. If the Company’s plan is accepted, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the notification letter to evidence compliance.

If the Company’s plan to regain compliance with the minimum stockholders’ equity standard is not accepted or if it is accepted but the Company does not regain compliance by the end of the extension granted by Nasdaq, or if the Company fails to satisfy another Nasdaq requirement for continued listing, Nasdaq staff could provide notice that the Company’s common shares will become subject to delisting. In such event, Nasdaq rules permit the Company to appeal the decision to reject its proposed compliance plan or any delisting determination to a Nasdaq Hearings Panel. Accordingly, there can be no guarantee that the Company will be able to maintain its Nasdaq listing.

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2018, the Board of Directors of the Company (the “Board”) appointed Peter Tassiopoulos to serve as the Company’s Chief Executive Officer and Principal Executive Officer. The appointment decision was made in connection with the Company’s completion of the sale of Overland Storage, Inc., as previously announced on the Current Report on Form 8-K filed on November 14, 2018. As a result of such appointment, Eric Kelly ceased to serve as the Company’s Chief Executive Officer and no longer holds any positions with the Company.

Mr. Tassiopoulos, age 49, is a current member of the Board and served as President of the Company since December 1, 2014. Mr. Tassiopoulos served as the Chief Executive Officer of the Company from March 2013 until December 1, 2014. Mr. Tassiopoulos has extensive experience in information technology business development and global sales as well as a successful track record leading early-stage technology companies. He has been actively involved as a business consultant over the past 10 years, including acting as Chief Operating Officer and then Chief Executive Officer of BioSign Technologies Inc. from September 2009 to April 2011 and Chief Executive Officer of IgeaCare Systems Inc. from February 2003 to December 2008.

Also on November 14, 2018, the Board appointed Joseph O’Daniel as President of the Company, to succeed Mr. Tassiopoulos in such position. Since January 2017, Mr. O’Daniel, age 48, has served as a Vice President and President of Virtualization and Professional Services for the Company. He previously served as president and chief executive officer of Unified ConneXions, Inc. from 2001, and as founder of HVE ConneXions, LLC from April, 2013, until their acquisitions by the Company in January 2017. Mr. O’Daniel has over 20 years of experience in the virtualization and technology industry and has extensive experience in executive leadership positions.

There is no arrangement or understanding between any of Messrs. Tassiopoulos or O’Daniel and any other person pursuant to which Messrs. Tassiopoulos or O’Daniel were appointed as an executive officer of the Company. There are no family relationships between any of Messrs. Tassiopoulos or O’Daniel and any director or executive officer of the Company, and Messrs. Tassiopoulos or O’Daniel have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 16, 2018

SPHERE 3D CORP.

By:	/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
Chief Financial Officer